Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports third quarter 2017 earnings from continuing operations of $296 million and earnings per share of $0.25
Generates positive operating leverage, expands net interest margin and produces solid growth in pre-tax pre-provision income

BIRMINGHAM, Ala. - (BUSINESS WIRE) - October 24, 2017 - Regions Financial Corporation (NYSE:RF) today announced earnings for the third quarter ended September 30, 2017. The company reported net income available to common shareholders from continuing operations of $296 million and earnings per diluted share from continuing operations of $0.25. The company generated positive operating leverage with reported pre-tax pre-provision income increasing 6 percent over the second quarter 2017 and 5 percent over the third quarter 2016. Adjusted pre-tax pre-provision income(1) increased 4 percent over the second quarter 2017 and 12 percent over the third quarter 2016.

“While the third quarter presented challenges from recent hurricanes, I am immensely proud of how our teams responded to serve affected customers and meet the needs of fellow Regions associates and our surrounding communities,” said Grayson Hall, Chairman, President and CEO. “Throughout the impacted communities we serve, our associates mobilized resources to quickly restore essential financial services in hard-hit areas, and we continue to work with customers on disaster-recovery needs.”

Hall added, “With respect to our financial performance, Regions remains focused on the fundamentals of serving our customers. While we have benefited from rising interest rates, our performance also reflects continued efforts to control expenses and improve efficiency. During the quarter we generated positive operating leverage, expanded net interest margin, and produced solid growth in pre-tax pre-provision income.”

SUMMARY OF THIRD QUARTER 2017 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	9/30/2017	6/30/2017	9/30/2016
Income from continuing operations (A)	$312	$317	$319
Income (loss) from discontinued operations, net of tax	(1)	(1)	1
Net income	311	316	320
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$295	$300	$304
Net income from continuing operations available to common shareholders (A) – (B)	$296	$301	$303

Diluted earnings per common share from continuing operations	$0.25	$0.25	$0.24

Diluted earnings per common share	$0.25	$0.25	$0.24

Third quarter 2017 results compared to second quarter 2017:

•	Net interest income and other financing income on a fully taxable equivalent basis increased 2 percent; the resulting net interest margin was 3.36 percent, up 4 basis points.

•	Non-interest income decreased 2 percent, and 3 percent on an adjusted basis(1).

•	Non-interest expense decreased 3 percent, and 2 percent on an adjusted basis(1).

•	Average loans and leases totaled $79.6 billion, a decrease of less than 1 percent.

◦	Consumer lending balances increased $180 million on an average basis.

◦	Business lending balances decreased $705 million on an average basis.

•	Average deposits totaled $96.9 billion, a decrease of less than 1 percent.

•
Hurricane-related charges include a net $13 million impact associated with elevated non-interest expenses or waived fee income and estimated loan losses of $40 million included in third quarter provision for loan losses.

•
Allowance for loan and lease losses increased 1 basis point to 1.31 percent of total loans; the allowance for loan and lease losses attributable to direct energy loans decreased from 6.9 percent to 6.1 percent.

•	Net charge-offs increased 4 basis points to 0.38 percent of average loans; non-accrual loans, excluding loans held for sale, decreased 8 percent to 0.96 percent of loans outstanding.

Third quarter 2017 results compared to third quarter 2016:

•	Net interest income and other financing income on a fully taxable equivalent basis increased 8 percent; the resulting net interest margin increased 30 basis points.

•	Non-interest income decreased 14 percent, and 7 percent on an adjusted basis(1).

•	Non-interest expenses decreased 5 percent, and 4 percent on an adjusted basis(1).

•	Average loans and leases decreased 2 percent.

◦	Consumer lending balances increased 1 percent on an average basis.

◦	Business lending balances decreased 4 percent on an average basis.

•	Average deposits decreased 1 percent.

•	Net charge-offs increased 12 basis points; non-accrual loans, excluding loans held for sale, decreased 29 percent.

THIRD QUARTER 2017 FINANCIAL RESULTS:
Selected items impacting earnings:

	Quarter Ended
($ amounts in millions, except per share data)	9/30/2017	6/30/2017	9/30/2016
Pre-tax adjusted items:
Branch consolidation, property and equipment charges	$(5)	$(7)	$(5)
Salaries and benefits related to severance charges	(1)	(3)	(3)
Loss on early extinguishment of debt	—	—	(14)
Securities gains (losses), net	8	1	—
Leveraged lease termination gains, net	1	—	8
Gain on sale of affordable housing residential mortgage loans	—	5	—
Insurance proceeds	—	—	47

Diluted EPS impact*	$—	$—	$0.01

Pre-tax additional selected items**:
Operating lease impairment charges	$(10)	$(7)	$—
Pension settlement charges	(2)	(10)	—
Hurricane-related impacts on non-interest income and expense, net	(13)	—	—
Visa Class B shares expense	(4)	(1)	(11)
Oil spill recovery	—	—	10

* Based on income taxes at a 38.5% incremental rate.
** Items represent an outsized or unusual impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.

Regions continues its ongoing efficiency initiatives as the company refines its branch network while making prudent investments in new technologies, delivery channels and other areas of growth. During the third quarter, the company incurred $5 million of expenses associated with announced branch consolidations and the transfer of land previously held for future branch expansion to held for sale. These expenses were partially offset by gains on the disposal of land previously transferred to held for sale.

The company also incurred $10 million of impairment charges associated with certain operating lease assets and $2 million of pension-related settlement charges during the quarter. The pension settlement charges are included in salaries and employee benefits, and the operating lease impairment charges are recorded as a reduction in other non-interest income.

In addition, Regions was negatively impacted during the quarter by recent hurricanes across its footprint. The incremental provision for estimated hurricane-related loan losses was $40 million. The estimated impact on card & ATM fees and service charges was approximately $1 million, and the estimated impacts on occupancy and other real estate owned expenses were approximately $5 million and $7 million, respectively. These expenses relate to branch damage, hurricane preparedness and other storm-related charges.

Total revenue

	Quarter Ended
($ amounts in millions)	9/30/2017	6/30/2017	9/30/2016	3Q17 vs. 2Q17		3Q17 vs. 3Q16
Net interest income and other financing income	$898	$882	$835	$16	1.8%	$63	7.5%
Net interest income and other financing income - fully taxable equivalent (FTE)	$921	$904	$856	$17	1.9%	$65	7.6%
Net interest margin (FTE)	3.36%	3.32%	3.06%

Non-interest income:
Service charges on deposit accounts	175	169	166	6	3.6%	9	5.4%
Wealth management	108	108	107	—	NM	1	0.9%
Card & ATM fees	103	104	105	(1)	(1.0)%	(2)	(1.9)%
Mortgage income	32	40	46	(8)	(20.0)%	(14)	(30.4)%
Capital markets fee income and other	35	38	42	(3)	(7.9)%	(7)	(16.7)%
Bank-owned life insurance	20	22	22	(2)	(9.1)%	(2)	(9.1)%
Commercial credit fee income	17	18	17	(1)	(5.6)%	—	NM
Insurance proceeds	—	—	47	—	NM	(47)	(100.0)%
Market value adjustments on employee benefit assets*	3	2	4	1	50.0%	(1)	(25.0)%
Securities gains (losses), net	8	1	—	7	NM	8	NM
Other	14	23	43	(9)	(39.1)%	(29)	(67.4)%
Non-interest income	$515	$525	$599	$(10)	(1.9)%	$(84)	(14.0)%
Total revenue, taxable-equivalent basis	$1,436	$1,429	$1,455	$7	0.5%	$(19)	(1.3)%

Adjusted total revenue, taxable-equivalent basis (non-GAAP)(1)	$1,427	$1,423	$1,400	$4	0.3%	$27	1.9%

NM - Not Meaningful
* These market value adjustments relate to assets held for certain employee benefits, and are offset within salaries and employee benefits expense.

Comparison of third quarter 2017 to second quarter 2017
Total revenue on a fully taxable equivalent basis was $1.44 billion in the third quarter, reflecting a $7 million increase over the second quarter of 2017. On an adjusted basis(1), total revenue on a fully taxable equivalent basis increased $4 million from the prior quarter.

Net interest income and other financing income on a fully taxable equivalent basis was $921 million, an increase of $17 million or 2 percent. The resulting net interest margin was 3.36 percent, an increase of 4 basis points. Net interest margin and net interest income and other financing income benefited from higher market interest rates and favorable credit-related interest recoveries partially offset by lower average loan balances. Further, one additional day in the quarter resulted in an increase to net interest income and other financing income of approximately $5 million but reduced net interest margin by approximately 2 basis points.

Non-interest income totaled $515 million, a decrease of $10 million or 2 percent. On an adjusted basis(1), non-interest income decreased $13 million or 3 percent primarily due to decreases in mortgage and capital markets income, partially offset by an increase in service charges. In addition, the company incurred $10 million of impairment charges reducing the value of certain operating lease assets during the quarter compared to $7 million in the second quarter.

Mortgage income decreased $8 million or 20 percent compared to the second quarter. Despite a 9 percent decline in mortgage production, sales revenue increased $1 million or 4 percent primarily due to improved secondary marketing gains. However, this increase was offset by a $9 million reduction in the valuation of residential mortgage servicing rights. A lack of housing supply across the company's footprint was a contributing factor to lower mortgage production. Capital markets income decreased $3 million or 8 percent driven primarily by lower merger and acquisition advisory services and loan syndication income, partially offset by higher revenues associated with debt underwriting. However, service charges increased $6 million or 4 percent aided by overall account growth.

The company expects growth in capital markets revenue accompanied by a modest increase in mortgage, wealth management and card & ATM fees to contribute to overall non-interest income growth in the fourth quarter.

Comparison of third quarter 2017 to third quarter 2016
Total revenue on a fully taxable equivalent basis decreased $19 million or 1 percent compared to the third quarter of 2016. Adjusted(1) total revenue on a fully taxable equivalent basis increased $27 million or 2 percent.

Net interest income and other financing income on a fully taxable equivalent basis increased $65 million or 8 percent compared to the prior year. The resulting net interest margin increased 30 basis points. Net interest margin and net interest income and other financing income benefited from higher market interest rates, prudent deposit cost management, favorable credit-related interest recoveries, and the impact of balance sheet management strategies, partially offset by lower average loan balances.

Non-interest income decreased 14 percent on a reported basis as the prior year period included $47 million of insurance proceeds. Adjusted non-interest income(1) decreased $38 million or 7 percent as growth in service charges was offset by declines in mortgage, capital markets, and card & ATM fees. In addition, other non-interest income included operating lease impairment charges of $10 million incurred in the current quarter. Service charges increased $9 million or 5 percent aided by overall account growth. Compared to the third quarter of 2016, customer checking accounts grew 1.2 percent, Now Banking accounts grew 5 percent, and mobile deposit revenues increased 29 percent. Mortgage income decreased $14 million or 30 percent compared to the prior year as sales revenues decreased $9 million or 24 percent consistent with lower production volumes, partially offset by a $3 million or 14 percent increase in mortgage servicing income. In addition, the valuation of mortgage servicing rights decreased $8 million compared to the prior year. Capital markets income decreased $7 million or 17 percent as increased fees generated from the placement of permanent financing for real estate customers and higher revenues associated with customer derivatives were more than offset by reduced income from merger and acquisition advisory services.

Non-interest expense

	Quarter Ended
($ amounts in millions)	9/30/2017	6/30/2017	9/30/2016	3Q17 vs. 2Q17		3Q17 vs. 3Q16
Salaries and employee benefits	$483	$497	$486	$(14)	(2.8)%	$(3)	(0.6)%
Net occupancy expense	91	86	87	5	5.8%	4	4.6%
Furniture and equipment expense	84	85	80	(1)	(1.2)%	4	5.0%
Outside services	41	43	38	(2)	(4.7)%	3	7.9%
Marketing	24	22	25	2	9.1%	(1)	(4.0)%
FDIC insurance assessments	28	26	29	2	7.7%	(1)	(3.4)%
Professional, legal and regulatory expenses	21	28	29	(7)	(25.0)%	(8)	(27.6)%
Branch consolidation, property and equipment charges	5	7	5	(2)	(28.6)%	—	NM
Credit/checkcard expenses	13	12	14	1	8.3%	(1)	(7.1)%
Visa class B shares expense	4	1	11	3	300.0%	(7)	(63.6)%
Provision (credit) for unfunded credit losses	(8)	(3)	8	(5)	166.7%	(16)	(200.0)%
Loss on early extinguishment of debt	—	—	14	—	NM	(14)	(100.0)%
Other	100	105	108	(5)	(4.8)%	(8)	(7.4)%
Total non-interest expense from continuing operations	$886	$909	$934	$(23)	(2.5)%	$(48)	(5.1)%
Total adjusted non-interest expense(1)	$880	$899	$912	$(19)	(2.1)%	$(32)	(3.5)%

NM - Not Meaningful

Comparison of third quarter 2017 to second quarter 2017
Non-interest expense totaled $886 million in the third quarter, a decrease of $23 million or 3 percent compared to the second quarter of 2017. On an adjusted basis(1), non-interest expense totaled $880 million, a decrease of $19 million or 2 percent.

Total salaries and benefits decreased $14 million or 3 percent primarily due to reduced pension settlement charges and lower health insurance costs. Professional fees decreased $7 million or 25 percent, primarily due to lower legal and consulting costs. Provision for unfunded credit losses also decreased $5 million during the quarter. These declines were partially offset by a $5 million increase in occupancy and a $7 million increase in other real estate expenses, which is included in other non-interest expense. These increases reflect hurricane-related branch damage, hurricane preparedness and other storm-related charges.

The company's third quarter efficiency ratio was 61.7 percent on both a reported and adjusted basis(1) reflecting a 190 and 150 basis point improvement, respectively, compared to the second quarter. The effective tax rate was 30.9 percent compared to 29.5 percent in the second quarter.

Comparison of third quarter 2017 to third quarter 2016
Non-interest expense decreased $48 million or 5 percent from the third quarter of 2016. On an adjusted basis(1), non-interest expense decreased $32 million or 4 percent primarily due to lower salaries and benefits, professional fees, other real estate expenses, and a decline in provision for unfunded credit losses. These decreases were partially offset by increases in occupancy, furniture and equipment, and outside services expenses.

Total salaries and benefits decreased $3 million or 1 percent primarily due to lower incentive and benefit expenses and a 1 percent reduction in staffing levels. Professional fees decreased $8 million primarily due to lower legal costs. Other real estate expenses, included in other non-interest expenses, decreased $4 million reflecting continued declines in the amount of other real estate owned. Provision for unfunded credit losses decreased $16 million compared to the prior year. These declines were partially offset by a $4 million increase in occupancy expense primarily due to elevated hurricane-related expenses in the current quarter and a $4 million increase in furniture and equipment expense driven by increased depreciation related to the completion of certain capital investment projects.

Loans and Leases

	Average Balances

($ amounts in millions)	3Q17	2Q17	3Q16	3Q17 vs. 2Q17		3Q17 vs. 3Q16
Commercial and industrial	$35,438	$35,596	$35,733	$(158)	(0.4)%	$(295)	(0.8)%
Commercial real estate—owner-occupied	6,745	6,927	7,451	(182)	(2.6)%	(706)	(9.5)%
Investor real estate	6,075	6,440	6,979	(365)	(5.7)%	(904)	(13.0)%
Business Lending	48,258	48,963	50,163	(705)	(1.4)%	(1,905)	(3.8)%
Residential first mortgage	13,808	13,637	13,249	171	1.3%	559	4.2%
Home equity	10,341	10,475	10,775	(134)	(1.3)%	(434)	(4.0)%
Indirect—vehicles	2,156	2,131	2,110	25	1.2%	46	2.2%
Indirect—vehicles third-party	1,406	1,611	2,003	(205)	(12.7)%	(597)	(29.8)%
Indirect—other consumer	1,258	1,001	779	257	25.7%	479	61.5%
Consumer credit card	1,200	1,164	1,110	36	3.1%	90	8.1%
Other consumer	1,158	1,128	1,094	30	2.7%	64	5.9%
Consumer Lending	31,327	31,147	31,120	180	0.6%	207	0.7%
Total Loans	$79,585	$80,110	$81,283	$(525)	(0.7)%	$(1,698)	(2.1)%

NM - Not meaningful.

Comparison of third quarter 2017 to second quarter 2017
Average loans and leases declined to $79.6 billion in the third quarter as growth in the consumer lending portfolio was offset by declines in the business lending portfolio. Total new and renewed loan production decreased slightly compared to a strong second quarter, but remained solid with a modest increase in business lending production offset by a decline in consumer lending production.

Average balances in the consumer lending portfolio totaled $31.3 billion in the third quarter reflecting an increase of $180 million. Growth continues to be impacted by the company's decision to exit a third-party arrangement within the indirect-vehicle portfolio. Average third-party indirect-vehicle balances declined $205 million or 13 percent during the quarter. Excluding the third-party indirect-vehicle portfolio, average consumer balances increased $385 million.

Average residential first mortgage balances increased $171 million during the third quarter but continue to be constrained by a lack of housing supply. Home equity balances declined $134 million or 1 percent as growth of $44 million in home equity loans was offset by a decline of $178 million in home equity lines of credit. Further, average line utilization decreased 68 basis points compared to the second quarter. Average indirect-other consumer loans increased $257 million or 26 percent as the company continued to grow its point-of-sale portfolio. Third quarter average balances benefited from the purchase of approximately $138 million of unsecured consumer loans from a point-of-sale third-party at the end of the second quarter. Consumer credit card balances increased $36 million or 3 percent consistent with an increase in active credit cards.

Average balances in the business lending portfolio totaled $48.3 billion in the third quarter, a decrease of $705 million. The company experienced elevated loan payoffs and pay downs during the quarter resulting from significant liquidity in the market. Many large corporate customers accessed the fixed-income market and used proceeds to pay down or pay off bank debt. A number of investor real estate loans paid off prior to maturity reflecting the impact of low capitalization rates. A modest increase in mergers and acquisitions was also observed in the commercial middle market space contributing to elevated loan payoffs.

In addition to excess liquidity in the market, declines continued in select loan portfolios reflecting the company's deliberate risk management decisions in certain industries and assets classes. Specifically, average direct energy, multi-family investor real estate loans, and medical office building loans declined. Average direct energy loans decreased $52 million or 3 percent, average multi-family investor real estate loans decreased $58 million or 4 percent, and average medical office building loans decreased $24 million or 8 percent. The decrease in investor real estate construction loans was also due in part to ongoing efforts to better diversify production between construction and term lending. Additionally, declines in average owner-occupied commercial real estate loans reflect continued softness in demand and increasing competition for middle market and small business loans.

The company continues to make progress in its efforts to further diversify its loan portfolio and achieve more appropriate risk-adjusted returns. These decisions reflect a prudent approach to creating a balanced portfolio and position the company well for future loan growth.

Comparison of third quarter 2017 to third quarter 2016
Average loans and leases declined $1.7 billion or 2 percent compared to the third quarter of 2016 as growth in the consumer lending portfolio was more than offset by declines in the business lending portfolio; however, total new and renewed loan production increased 9 percent.

Average balances in the consumer lending portfolio increased $207 million. Average residential first mortgage balances increased $559 million or 4 percent despite the impact from an affordable housing residential mortgage loan sale in the fourth quarter of 2016. Average indirect-other consumer loans increased $479 million or 61 percent as the company continued to successfully execute its point-of-sale lending initiatives. Average consumer credit card balances increased $90 million or 8 percent as active credit cards increased 7 percent. In addition, average other consumer loans increased $64 million or 6 percent primarily due to growth in unsecured loans generated through the branch network and improved online lending capabilities. These increases were partially offset by declines in indirect-vehicle and home equity balances. Average third-party indirect-vehicle balances decreased $597 million or 30 percent reflecting the company's decision to exit a third-party arrangement, and total home equity balances decreased $434 million or 4 percent as growth in home equity loans continues to be offset by declines in home equity lines of credit.

Average balances in the business lending portfolio decreased $1.9 billion or 4 percent primarily due to elevated loan payoffs and pay downs as well as declines in direct energy, multi-family, and medical office building portfolios. Average direct energy loans decreased $344 million or 15 percent, average multi-family investor real estate loans decreased $423 million or 21 percent, and average medical office building loans decreased $90 million or 25 percent. In addition, declines in owner-occupied commercial real estate loans reflect the competitive market and continued softness in loan demand from middle market and small business customers.

Deposits

	Average Balances

($ amounts in millions)	3Q17	2Q17	3Q16	3Q17 vs. 2Q17		3Q17 vs. 3Q16
Low-cost deposits	$89,934	$90,484	$90,489	$(550)	(0.6)%	$(555)	(0.6)%
Time deposits	6,929	7,005	7,447	(76)	(1.1)%	(518)	(7.0)%
Total Deposits	$96,863	$97,489	$97,936	$(626)	(0.6)%	$(1,073)	(1.1)%

($ amounts in millions)	3Q17	2Q17	3Q16	3Q17 vs. 2Q17		3Q17 vs. 3Q16
Consumer Bank Segment	$56,980	$57,133	$55,186	$(153)	(0.3)%	$1,794	3.3%
Corporate Bank Segment	27,607	27,584	28,293	23	0.1%	(686)	(2.4)%
Wealth Management Segment	9,269	9,545	10,643	(276)	(2.9)%	(1,374)	(12.9)%
Other	3,007	3,227	3,814	(220)	(6.8)%	(807)	(21.2)%
Total Deposits	$96,863	$97,489	$97,936	$(626)	(0.6)%	$(1,073)	(1.1)%

Comparison of third quarter 2017 to second quarter 2017
Total average deposit balances were $96.9 billion in the third quarter, a decrease of $626 million or less than 1 percent from the second quarter of 2017. Average low-cost deposits decreased $550 million and represented 93 percent of total average deposits. Deposit costs remained low at 17 basis points, and total funding costs were 37 basis points in the third quarter.

Average deposits in the Consumer segment decreased $153 million while average Corporate segment deposits increased $23 million. Average deposits in the Wealth Management segment declined $276 million or 3 percent as a result of ongoing strategic reductions of certain collateralized deposits. Average deposits in the Other segment decreased $220 million or 7 percent driven primarily by declines in average retail brokered sweep deposits.

Comparison of third quarter 2017 to third quarter 2016
Total average deposit balances decreased $1.1 billion or 1 percent from the prior year, including a $555 million decrease in average low-cost deposits. Average deposits in the Consumer segment increased $1.8 billion or 3 percent, while average Corporate segment deposits decreased $686 million or 2 percent. Average deposits in the

Wealth Management segment declined $1.4 billion or 13 percent, and average deposits in the Other segment declined $807 million or 21 percent. The decline in Wealth Management segment deposits relates to ongoing strategic reductions of certain collateralized deposits. The decline in Other segment deposits was driven by the decision to reduce higher cost retail brokered sweep deposits that were no longer a necessary component of the company's current funding strategy.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	9/30/2017	6/30/2017	9/30/2016
ALL/Loans, net	1.31%	1.30%	1.39%
Net loan charge-offs as a % of average loans, annualized	0.38%	0.34%	0.26%
Non-accrual loans, excluding loans held for sale/Loans, net	0.96%	1.03%	1.33%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.06%	1.14%	1.47%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale*	1.25%	1.32%	1.69%
Total TDRs, excluding loans held for sale	$1,332	$1,450	$1,319
Total Criticized Loans—Business Services**	$2,962	$3,280	$3,742
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of third quarter 2017 to second quarter 2017
Excluding the impact of recent hurricanes, the company reported improvement across most credit metrics; non-performing, criticized and troubled debt restructured loans all declined. Total non-accrual loans, excluding loans held for sale, decreased 8 percent to 0.96 percent of loans outstanding. Business services criticized and total troubled debt restructured loans decreased 10 percent and 8 percent, respectively. These declines were primarily driven by improvement in commercial loans. While non-performing, criticized and troubled debt restructured loans declined, uncertainty regarding potential hurricane-related losses drove the allowance for loan and lease losses up 1 basis point to 1.31 percent of total loans outstanding. During the third quarter, the loan loss provision included an incremental $40 million based on loss estimates associated with the hurricanes.

Net charge-offs totaled $76 million or 0.38 percent of average loans during the third quarter compared to $68 million or 0.34 percent of average loans in the previous quarter. The current quarter increase in net charge-offs was primarily driven by two large energy credits. Charge-offs related to the company’s direct energy portfolio totaled $28 million in the quarter. The allowance for loan and lease losses associated with the direct energy loan portfolio decreased to 6.1 percent compared to 6.9 percent in the previous quarter. Total direct energy loans ended the quarter at $1.9 billion or 2.4 percent of total loans outstanding.

The allowance for loan losses as a percentage of total non-accrual loans was approximately 137 percent at quarter end. Excluding direct energy, the allowance for loan losses, as a percent of non-accrual loans, or the adjusted coverage ratio(1), was 180 percent. Given the current phase of the credit cycle, volatility in certain credit metrics can be expected, especially related to large-dollar commercial credits, fluctuating commodity prices, and further analysis of hurricane exposures.

Comparison of third quarter 2017 to third quarter 2016
Net charge-offs increased 12 basis points compared to the third quarter of 2016 and represented 0.38 percent of average loans compared to 0.26 percent in the prior year. The allowance for loan and lease losses as a percent of total loans decreased 8 basis points.

Total non-accrual loans, excluding loans held for sale, decreased 29 percent to 0.96 percent of loans outstanding, and total business lending criticized loans decreased 21 percent.

Capital and liquidity

	As of and for Quarter Ended
	9/30/2017	6/30/2017	9/30/2016
Basel III Common Equity Tier 1 ratio(2)	11.3%	11.5%	11.2%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	11.2%	11.4%	11.0%
Tier 1 capital ratio(2)	12.1%	12.3%	11.9%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	9.18%	9.30%	9.64%
Tangible common book value per share (non-GAAP)(1)	$9.33	$9.28	$9.38

Under the Basel III capital rules, Regions’ estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 12.1 percent and 11.3 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 11.2 percent on a fully phased-in basis.

During the third quarter, the company repurchased $500 million or 34.6 million shares of common stock and declared $105 million in dividends to common shareholders. The company’s liquidity position remained solid with its loan-to-deposit ratio at the end of the quarter at 81 percent, and as of quarter-end, the company remained fully compliant with the liquidity coverage ratio rule.

(1)	Non-GAAP, refer to pages 7, 11, 12, 16, and 25 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Tuesday, October 24, 2017, at 2 p.m. ET through Friday, November 24, 2017. To listen by telephone, please dial 1-855-859-2056, and use access code 88474738. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $123 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

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Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

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Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

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Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

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The Basel III framework calls for additional risk-based capital surcharges for globally systemically important banks. Although we are not subject to such surcharges, it is possible that in the future we may become subject to similar surcharges.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The success of our marketing efforts in attracting and retaining customers.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	The risks and uncertainties related to our acquisition and integration of other companies.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, malware, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; disruption or damage to our systems; increased costs; losses; or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

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Significant disruption of, or loss of public confidence in, the Internet and services and devices used to access the Internet could affect the ability of our customers to access their accounts and conduct banking transactions.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect how we report our financial results.

•	Other risks identified from time to time in reports that we file with the SEC.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income and other financing income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The Company's allowance for loan losses as a percentage of non-accrual loans, or coverage ratio is an important credit metric to many investors. Much of the Company's energy exposure is collateralized and therefore requires a lower specific allowance. Adjusting the Company's total allowance for loan losses to exclude the portion attributable to energy and excluding non-accrual energy loans produces an adjusted coverage ratio that management believes could be meaningful to investors.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance